Exhibit 99.1

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FLOTEK INDUSTRIES, INC.                               June 27, 2003 11:30 AM CST
7030 Empire Central Drive
Houston, Texas
77040

For more information contact: Rosalie Melia           TRADING SYMBOL: OTCBB:FLTK
Tel:  [713]-849-9911  rmelia@flotekind.com
Fax: [713]-466-8386
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     Flotek  Industries,   Inc.  announces  the  divestiture  of  its  Equipment
Specialties Division


     Houston, Texas, June 27, 2003 - Flotek Industries, Inc., (OTCBB: FLTK) announces its intention to divest its Equipment Specialties Division located in Duncan, Oklahoma. This is consistent with management's strategy to concentrate on its core businesses. The Company is currently in negotiations with a potential purchaser.

     Equipment Specialties designs, manufactures and rebuilds cement mixing units, hydraulic fracturing blenders, acid pump vehicles and state-of-the-art control units. It also manufactures and rebuilds nitrogen equipment units used for foam fracturing, coiled tubing cleanup operations and industrial cleaning. The Equipment Specialties Division has 33 employees and had revenue of $1.919 million in 2002.


     Flotek will complete all awarded contracts as of June 26, 2003. The Company estimates it will book a net loss in the range of $1.2 million to $1.7 million in the second quarter for these discontinued operations.


     Flotek is a publicly traded company involved in the manufacturing and marketing of innovative downhole equipment, specialty chemicals, and the engineering, design and construction of facilities for cementing and stimulation materials. Flotek serves major and independent companies in the international oilfield service industry.






     Statements made in this press release, including those relating to the positive direction of the Company, increased revenue base, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Other factors identified in the Company's filings with the Securities and Exchange Commission could also affect the forward-looking statements contained in this press release.